EXHIBIT 10.19

February 17, 2004

Dear Linda:

We have all enjoyed our recent discussions with you about your joining Versata, Inc. I am excited that you share our enthusiasm about the success and growth opportunities we see in delivering industry-leading development and deployment products built on a firm strategic base.

Subject to Board approval, we are very pleased to offer you the following compensation package for the position of Vice President of Worldwide Sales, reporting directly to me. Your start date will be as soon as possible but no later than February 23, 2004.

•	You will be paid an annualized salary of $175,000 USD paid on a semi-monthly basis.

•	You shall be designated as an officer of the Corporation for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	You will be eligible to earn a bonus/commission target of $125,000 for on-target performance in accordance with the 2004 compensation plan. Specific details of the 2004 compensation plan will be provided to you on or after your start of employment. You will be provided with a commission based sales plan that is tied to revenue you generate or influence.

•	You will be granted a sign-on bonus in the amount of $60,000 payable on February 29, 2004.

•

You will be granted one hundred and fifty thousand (150,000), non-statutory stock options and/or restricted common stock at an exercise price to be determined by the Board of Directors. The options will vest on a monthly basis over a 50-month period in accordance with the Versata, Inc. 2003 Employment Inducement Award Plan. Detailed vesting information and the terms and

Linda Giampa

February 5, 2004

p. 2

conditions of your participation in our stock plan are set forth in the plan documents and the Stock Option Agreement.

•	You will be entitled to participate in Versata’s senior officer severance plan (the “Plan”).

•	Your responsibilities will be those outlined during your interview process and will be formally drawn up and presented to you soon after your start date.

•	You will be eligible to participate in Versata’s benefit programs under the terms set forth in the documents governing the plan.

•	You agree to abide by the policies and procedures outlined in the Human Resources Guidelines. You will receive this information at your orientation.

•	Versata is an at-will employer, and therefore allows either employees or the company the right to terminate employment whenever and for whatever reason is deemed suitable, with or without notice. You can be promoted, demoted, or have your title changed with or without cause or notice at the will of the company. The “at-will” nature of your employment, as outlined above, cannot be changed except in writing signed by the President of Versata.

This offer of employment is contingent upon your ability to produce documents sufficient to demonstrate identity and. authorization to work in the United States as required by the Immigration Reform and Control Act. On your first day of employment, please bring the necessary original documents, as outlined on the enclosed I-9 Form, to verify your identification. In addition, Versata requires that the Proprietary Information, Inventions and Arbitration Agreement be signed and returned with your signed offer letter.

This offer letter, together with the various documents referenced herein, represent the complete offer by the Company. No other agreements (verbal or otherwise) which are not specifically cited shall be in effect.

At Versata, our long-term success depends on both the results we achieve and the way we make these results happen. We set high standards for our people, our products and our processes. Quality must set us apart. We set high standards of personal integrity and ethics in all our business ventures. We, at Versata, feel that you will make an invaluable addition to our team and it is with great enthusiasm that I hope you accept this offer of employment.

Linda Giampa

February 5, 2004

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To show your acceptance of this offer, please sign this letter in the space indicated and return it, along with the signed Proprietary Information, Inventions and Arbitration Agreement, and I-9 Form to Tina Estrada in the HR Department (Fax 510-238-4180).

Sincerely,

/s/ Alan Baratz
Alan Baratz CEO and President Versata, Inc.

AGREED, ACKNOWLEDGED AND ACCEPTED:

Start Date: 2/23/04

/s/ Linda Giampa	Feb. 23, 2004
Linda Giampa (Signature)	Date

Encls:	Offer Letter I-9 form Versata, Inc. Application Proprietary Information, Inventions & Arbitration Agreement 2003 Employment Inducement Award Plan Stock Option Agreement Senior Officer Severance Plan